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                                                                  EXHIBIT 10.13

                          THE INDEBTEDNESS EVIDENCED BY
                THIS SENIOR SUBORDINATED EVIDENCE OF INDEBTEDNESS
                  IS OR WILL BE SUBORDINATED TO THE PAYMENT OF
                 CERTAIN OTHER INDEBTEDNESS OF THE MAKER HEREOF
                    ON THE TERMS AND CONDITIONS SET FORTH IN
                    A SUBORDINATION AGREEMENT DESCRIBED BELOW


                  SENIOR SUBORDINATED EVIDENCE OF INDEBTEDNESS
                                   (THAILAND)


U.S.$2,000,000                                                    June 10, 1996


         IMS INTERNATIONAL MANUFACTURING SERVICES (THAILAND) LIMITED, a limited company organized under the laws of Thailand ("Company"), for value received, hereby promises to pay to the order of MAXTOR CORPORATION, a Delaware corporation ("Maxtor", which term shall include any successor or permitted assign thereof), at 2190 Miller Drive, Longmont, Colorado 80501, or such other address of Maxtor in the United States of America as Maxtor may specify from time to time, the principal sum of Two Million United States Dollars (U.S.$2,000,000) on the date or dates set forth below, and together with interest thereon calculated from the date hereof at the rate or rates set forth below.

         1. PAYMENT OF INTEREST. Interest on the unpaid principal amount of this Evidence of Indebtedness (this "Agreement") shall be payable at the rate of three and one half percent (3.5%) per annum from the date hereof; provided that on the first anniversary of the date of this Agreement, the applicable interest rate shall thereafter be adjusted to the fixed interest rate equal to the Bank Facility Interest Rate in effect on such first anniversary date. In no event shall the interest rate determined in accordance with the forgoing exceed the rate per annum equal to the Bank Facility Interest Rate in effect on the closing date of the 1996 Credit Agreement plus one percent (1.0%). Interest shall be computed on the basis of a 360 day year. In no event shall the interest charged exceed the maximum rate permitted under applicable law. Interest shall be payable quarterly in arrears, on the last day of each June, September, December and March commencing June 30, 1996, and on the date the outstanding principal amount of this Agreement is paid in full (whether at maturity or otherwise.)

          2. PAYMENT OF PRINCIPAL.

                  (a) SCHEDULED PAYMENTS FROM EXCESS CASH FLOW. The principal amount of this Agreement shall be payable in three substantially equal installments of $666,666.66 on each of June 10, 1999, June 10, 2000 and June 10, 2001 (each, an "Amortization Date"), but solely to the extent that the making of such payments would not result in an event of default under the Bank Credit Facility, or an

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event which with notice or lapse of time or both, would be an event of default under the Bank Credit Facility. If any scheduled amortization payment or portion thereof cannot be made because an event of default under the Bank Credit Facility (or an event which, with notice or lapse of time or both, would be an event of default under the Bank Credit Facility) would result therefrom, then such payment or portion thereof shall instead be due on the next scheduled Amortization Date. In any event, the outstanding principal balance of this Agreement plus accrued and unpaid interest in respect thereof shall be due and payable in full on June 10, 2001.

                  (b) MANDATORY PREPAYMENT FOLLOWING INITIAL PUBLIC OFFERING. Within five (5) days after the receipt by International Manufacturing Services, Inc., a Delaware corporation ("IMS") of the Available Offering Proceeds in connection with the underwritten initial public offering of common stock of IMS (the "IPO"), Company shall prepay the outstanding principal balance of this Agreement plus all accrued and unpaid interest in respect thereof, subject to the following conditions: (i) the managing underwriters of IMS in connection with the IPO shall have approved of such prepayment (which approval shall be evidenced by the use of proceeds presentation in the prospectus for the IPO);
(ii) concurrently with the prepayment of this Agreement, the outstanding principal and accrued and unpaid interest in respect of the Related Senior Subordinated Notes shall be prepaid (with such prepayment allocated among this Agreement and the Related Senior Subordinated Notes as IMS shall specify); and
(iii) the amount of the prepayment under this Agreement, when added to the amount of the prepayment under the Related Senior Subordinated Notes, shall in no event exceed that portion of the Available IPO Proceeds determined by reference to Schedule A to this Agreement. The Available IPO Proceeds shall be applied to scheduled payments of principal under this Agreement in order of their maturity.

                  (c) MANDATORY PREPAYMENT FOLLOWING SECONDARY OFFERING. Within five (5) days after the receipt by IMS of the Available Offering Proceeds in connection with the underwritten secondary offering of common stock of IMS (the "Secondary Offering"), Company shall prepay all of the outstanding principal balance of this Agreement plus all accrued and unpaid interest in respect thereof, subject to the following conditions: (i) the managing underwriters of IMS in connection with the Secondary Offering shall have approved of such prepayment (which approval shall be evidenced by the use of proceeds presentation in the prospectus for the Secondary Offering); (ii) concurrently with the prepayment of this Agreement, outstanding principal and accrued and unpaid interest in respect of the Related Senior Subordinated Notes shall be prepaid (with such prepayment allocated among this Agreement and the Related Senior Subordinated Notes as IMS shall specify); and (iii) the amount of the prepayment under this Agreement, when added to the amount of the prepayment under the Related Senior Subordinated Notes, shall in no event exceed fifty percent (50%) of the Available Offering Proceeds. The Available Offering Proceeds shall be applied to scheduled payments of principal under this Agreement in order of their maturity.

                  (d) MANDATORY PREPAYMENT UPON CHANGE IN OWNERSHIP OR SALE OF ASSETS.

                    (1) If a Fundamental Change or Change in Ownership has occurred with respect to IMS, then the outstanding principal amount of this Agreement and the Related Senior Subordinated Notes, plus accrued and unpaid interest thereunder, shall be prepaid in full unless such


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prepayment would result in an event of default or an event that with the passage of time or the giving of notice would become an event of default under the Bank Credit Facility

                    (2) If a Fundamental Change or Change in Ownership has occurred with respect to Maxtor (Hong Kong) Limited ("IMS Hong Kong") or any subsidiary of IMS of which IMS Hong Kong is a direct or indirect subsidiary, then the Hong Kong Net Cash Proceeds received from such sale or transfer shall, to the extent not required to be used to repay the Bank Credit Facility pursuant to the terms thereof, be applied to prepay scheduled principal amortization payments under this Agreement and the Related Senior Subordinated Notes (with such prepayment allocated among this Agreement and the Related Senior Subordinated Notes as IMS shall specify), in order of their maturity unless such prepayment would result in an event of default or an event that with the passage of time or the giving of notice would become an event of default under the Bank Credit Facility.

                    (3) If a Fundamental Change or Change in Ownership has occurred with respect to Company or any subsidiary of IMS of which Company is a direct or indirect subsidiary, then (a) IMS or one of its subsidiaries shall commit in writing, within three months after the date of consummation of such change, to reinvest the Company Net Cash Proceeds in businesses comparable, related or incidental to the business of IMS and its subsidiaries, or (b) if IMS or any of its subsidiaries shall fail to make such commitment within such three month period, then, to the extent the Company Net Cash Proceeds are not required to be used to repay the Bank Credit Facility pursuant to the terms thereof, the Company Net Cash Proceeds shall be applied to prepay scheduled principal amortization payments under this Agreement and the Related Senior Subordinated Notes (with such prepayment allocated among this Agreement and the Related Senior Subordinated Notes as IMS shall specify), in order of their maturity unless such prepayment would result in an event of default or an event that with the passage of time or the giving of notice would become an event of default under the Bank Credit Facility.

                  (e) OPTIONAL PREPAYMENTS. Company may prepay all or any portion of this Agreement at any time, without penalty or premium, and without prior notice to Maxtor, unless to do so would violate the provisions of the Bank Credit Facility.

                  (f) PAYMENTS IN GENERAL. Payments of principal and interest shall be made in lawful money of the United States of America. If any payment of principal or interest on this Agreement shall be come due on a Saturday, Sunday or legal holiday under the laws of the State of California, such payment shall be made on the next succeeding business day, and such extension of time shall be included in computing interest in connection with such payment. Withholding taxes required by any applicable taxing authorities to be paid in respect of payments made under this Agreement shall be paid to such taxing authorities by Company, without offset against amounts payable to Maxtor, and at Maxtor's request, Company shall provide Maxtor with copies of official receipts, if any, issued by such taxing authorities or such other evidence as is reasonably available to establish that such taxes have been paid. Notwithstanding the foregoing, Maxtor shall assist Company and take such actions as are reasonably necessary in order to secure available reductions or eliminations of such withholding taxes.


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         3. SUSPENSION OF INTEREST PAYMENTS. Notwithstanding anything herein, in the event that prior to June 30, 1997, Maxtor shall have breached its "Purchase Commitment" under and as defined in that certain Manufacturing Services
Agreement dated as of May 16, 1996 between IMS and Maxtor, as amended or modified from time to time, then Company shall not be obligated to make any payments of interest in respect of this Agreement which otherwise would have been due on or before June 30, 1997, so long as such breach remains uncured. Following cure of any such breach, then scheduled payments of interest shall immediately resume, provided that the aggregate amount of interest payments that were so suspended shall be paid by Company to Maxtor in thirteen (13) substantially equal monthly payments, on the last day of each calendar month, commencing on the first such date to follow the date of such cure.

     4. SUBORDINATION. THE OBLIGATIONS EVIDENCED BY THIS AGREEMENT ARE TO BE
AND WILL BE SUBORDINATED TO ALL PRESENT AND FUTURE SENIOR INDEBTEDNESS OF COMPANY AND CERTAIN AFFILIATES, INCLUDING, WITHOUT LIMITATION, THE SENIOR INDEBTEDNESS UNDER THE BANK CREDIT FACILITY, ON THE TERMS AND CONDITIONS SET FORTH IN THE SUBORDINATION AGREEMENT, TO BE ENTERED INTO AMONG COMPANY, IMS, IMS HONG KONG, IMS BORROWER, INC., A DELAWARE CORPORATION ("IMS DELAWARE"), IMS HOLDCO, INC., A DELAWARE CORPORATION ("IMS HOLDCO"), IMS INTERNATIONAL MANUFACTURING SERVICES, LIMITED, A CAYMAN ISLANDS CORPORATION ("IMS CAYMAN"), DONGGUAN IMS ELECTRONICS COMPANY, LIMITED, A PEOPLE'S REPUBLIC OF CHINA CORPORATION ("IMS PRC"), MAXTOR AND THE BANK CREDIT FACILITY AGENT (AS AMENDED, MODIFIED OR REPLACED FROM TIME TO TIME, THE "SUBORDINATION AGREEMENT"), WHICH SUBORDINATION AGREEMENT IS TO BE MADE FOR THE BENEFIT OF ALL PRESENT AND FUTURE HOLDERS OF SENIOR INDEBTEDNESS. REFERENCE IS MADE TO THE SUBORDINATION AGREEMENT FOR THE COMPLETE TERMS AND CONDITIONS OF SUCH SUBORDINATION. MAXTOR AND EACH HOLDER OF THIS AGREEMENT, BY ITS ACCEPTANCE HEREOF, AGREES TO THE TERMS AND CONDITIONS SET FORTH IN THE SUBORDINATION AGREEMENT.

     5. GUARANTY. The obligations of Company under this Agreement are guarantied by the Guarantors pursuant to Guaranties, of even date herewith, executed by each such Guarantor (the "Guaranties").

     6. COVENANTS. So long as any amount remains outstanding under this
Agreement:

                  (a) Company shall not grant any security interest in or lien upon any of its property to secure Indebtedness, other than security interests and liens (i) existing on the date hereof, and (ii) to secure Senior Indebtedness.

                  (b) Within 45 days after the end of each of the first three fiscal quarters of Company, Company shall deliver to Maxtor a copy of its Company-prepared balance sheet, income statement and statement of changes in shareholders equity for such quarter, prepared in accordance with generally accepted accounting principles consistently applied, subject to year-end adjustments and the absence of footnotes.

                  (c) Within 90 days after the end of each fiscal year of Company, Company shall deliver to Maxtor a copy of its balance sheet, income statement and statement of changes in shareholders

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equity for such year, prepared in accordance with generally accepted accounting principles consistently applied, certified by independent public accountants selected by Company.

                  (d) Upon at least five business days notice to Company, Maxtor may, during reasonable business hours, inspect the properties of Company.

                  (e) Company shall not engage in any business other than the businesses conducted by IMS or any of its subsidiaries as of the date of this Agreement, or other businesses related or incidental thereto.

     7. DEFAULT; REMEDIES. Each of the following events shall constitute an "Event of Default" hereunder:

                  (a) Company shall fail to make any payment of principal or interest due hereunder (other than as a result of the provisions of Section 3 or 4 above) and such failure shall have continued uncured for a period of at least thirty (30) days; or

                  (b) Company shall fail to perform any covenant or agreement provided for in this Agreement, and such failure shall continue uncured for a period of at least thirty (30) days following written notice from Maxtor; or

                  (c) Any Reorganization Proceeding (i) shall be commenced by Company, IMS or any Guarantor or (ii) shall be commenced against Company, IMS or any Guarantor and the same shall not have been rescinded or stayed within ninety
(90) days; or

                  (d) Any default shall occur under (i) any agreement or instrument evidencing the Indebtedness under the Bank Credit Facility, if such default shall continue after any applicable grace period and if the effect of such default is to accelerate, or permit the holders of the Indebtedness under the Bank Credit Facility to accelerate, the maturity of such Indebtedness; or
(ii) any agreement or instrument evidencing Senior Indebtedness other than the Bank Credit Facility, if (x) such default results from the failure to make a payment when due, (y) such default shall continue after any applicable grace period and (z) the effect of such event is to accelerate, or permit the holders of such Senior Indebtedness to accelerate, the maturity of such Indebtedness; or
(iii) any one or more instruments or agreements evidencing Senior Indebtedness in an aggregate principal amount of at least $5,000,000, if (x) such default results from a default other than the failure to make a payment when due, (y) such default shall continue after any applicable grace period and (z) the effect of such default is to accelerate, or permit the holders of such Senior Indebtedness to accelerate, the maturity of such Senior Indebtedness; provided that upon the waiver or cure any such default, then the Event of Default under this Agreement resulting therefrom shall automatically be deemed waived or cured; or

                  (e) Any default shall occur under the Subordinated Notes, if such default shall continue after any applicable grace period and if the effect of such default is to accelerate, or permit the holders of the Indebtedness under the Subordinated Notes to accelerate, the maturity of such Indebtedness; provided that upon the waiver or cure any such default in respect of the Subordinated

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Notes, then the Event of Default under this Agreement resulting therefrom shall automatically be deemed waived or cured; or

                  (f) Any default shall occur under any Guaranty, if such default shall continue after any applicable grace period.

                  Upon the occurrence and during the continuance of any Event of Default, then (i) Maxtor shall have the right to declare immediately due and payable all or any portion of the outstanding principal balance of this Agreement, in which case such principal balance and accrued and unpaid interest thereon shall immediately be due and payable, and (ii) at Maxtor's option upon notice to Company, the interest rate otherwise applicable to this Agreement shall be increased by two percent (2%). Maxtor shall also have such other rights as may be available to Maxtor under applicable law. Notwithstanding the foregoing, so long as any Senior Indebtedness has not been paid in full in cash, Maxtor shall have no right to accelerate amounts due hereunder.

         8. COSTS OF ENFORCEMENT. In the event any action is taken to enforce the rights of Maxtor under this Agreement, the party prevailing in that action shall be entitled, in addition to such other relief as may be granted, to all reasonable costs and expenses, including reasonable attorneys' fees, incurred in such action.

         9. ASSIGNMENT. By accepting this Agreement Maxtor agrees that Maxtor may not assign any interest in this Agreement to any person other than Hyundai Electronics America ("Hyundai") or any of its Affiliates (which Affiliate shall be an Affiliate with respect to which Hyundai owns at least 51% of the economic interests and at least 51% of the voting interests, and which shall not have been created in anticipation of such assignment (a "Permitted Affiliate")); provided, that in connection with any assignment of this Note, (a) Maxtor must concurrently assign its interest in the Guaranties, the Related Senior Subordinated Notes and any guaranties by the Guarantors of the Related Senior Subordinated Note (the "Related Documents"), (b) such Permitted Affiliate shall deliver to Company and the Bank Credit Facility Agent a written acknowledgment of its agreement to be bound by the terms of the Subordination Agreement, and
(c) the documents pursuant to which such assignment is made must provide that if the assignee ceases to be a Permitted Affiliate of Hyundai, then either such assignment shall automatically be rescinded, or this Agreement and the Related Documents shall be assigned to another Permitted Affiliate of Hyundai prior to or concurrently with the effectiveness of the transactions pursuant to which the assignee ceases to be a Permitted Affiliate of Hyundai. Any purported assignment in contravention of the provisions of this Section 9 shall be null and void. Notwithstanding anything herein to the contrary, in no event shall any person other than Maxtor, Hyundai or any Permitted Affiliate of Hyundai hold any right or interest in this Note.

         10. MISCELLANEOUS. The rights and obligations under this Agreement shall be binding upon and inure to the benefit of Company and Maxtor and their respective successors and permitted assigns. Company hereby waives presentment, demand, protest or notice of any kind in connection with this Agreement. This Agreement is issued in connection with that certain Redemption Agreement dated as of May 16, 1996 among IMS, Maxtor and certain other parties thereto (the "Redemption Agreement"). This Agreement shall be construed in accordance with and governed by the laws of the State of



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California (without regard to its conflict of laws principles). Company hereby submits to the jurisdiction of any State or Federal court sitting in the State of California.

         11. OFFSETS. Company may, without prior notice to Maxtor (but only with the prior written consent of the Bank Credit Facility Agent), offset amounts the due under this Agreement against amounts then due from Maxtor to Company, any Borrower or any other guarantor in respect of Maxtor's indemnification obligations under that certain Recapitalization Agreement dated as of May 16, 1996 (the "Recapitalization Agreement"), the Redemption Agreement, the agreements entered into in connection with the Recapitalization Agreement and Redemption Agreement, and any other agreement to which Maxtor and Company, any Borrower or any other guarantor are parties. In addition, Company may, without prior notice to Maxtor but only with the prior written consent of the Bank Credit Facility Agent, offset amounts due under this Agreement against amounts then due from Maxtor to Prudential Equity Investors, Inc. and Oak Investment Partners ("Investors") in respect of Maxtor's indemnification obligations under the Redemption Agreement and Recapitalization Agreement, but only to the extent such indemnification rights have been assigned by Investors to Company. For purposes of this Section 11, amounts shall not be deemed to be "due" from Maxtor in respect of its indemnification obligations until such time as any applicable dispute resolution procedures set forth in the relevant agreement have been fully satisfied.

         12. CERTAIN DEFINITIONS.  As used in this Agreement:

                  "Affiliate" means any person which, directly or indirect, controls, is controlled by or is under common control with another person; provided that for purposes of this Agreement, "control," "controlled by" and "common control" shall mean the possession, directly or indirectly, of the power to vote 51% or more of the securities having ordinary voting power of the election of directors of such person.

                  "Available IPO Proceeds" means the net cash proceeds to IMS of the IPO, after deducting (x) underwriting discounts, commissions and other expenses, and (y) an amount equal to $10,000,000 or such greater or lesser amount as is applied to reduce the outstanding Indebtedness under the Bank Credit Facility in accordance with the terms thereof (provided that if such amount is in excess $10,000,000, then such excess shall have been made as a result of IMS's negotiations with the holders of the Indebtedness under the Bank Credit Facility following a potential or actual default under the Bank Credit Facility, or shall have been necessary, in the reasonable opinion of IMS, to allow IMS or any of its subsidiaries to continue the availability of or to obtain financing under the Bank Credit Facility).

                  "Available Offering Proceeds" means the net cash proceeds to IMS of the Secondary Offering , after deducting (x) underwriting discounts, commissions and other expenses, (y) such amounts are necessary, in the reasonable opinion of IMS, to satisfy the capital needs of IMS and its subsidiaries, and (z) such amount, if any, as is applied to reduce the outstanding Indebtedness under the Bank Credit Facility in accordance with the terms thereof.


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                  "Bank Credit Facility"means the 1996 Credit Agreement, and all amendments, modifications, renewals, extensions and increases thereof, and all refundings, refinancings and replacements thereof, in whole or in part.

                  "Bank Credit Facility Agent" means Chemical Bank or such other person as shall be designated as "Administrative Agent" or "Collateral Agent" in respect of the Bank Credit Facility from time to time, or if no Agent shall have been so designated, then the holder or holders of the Indebtedness represented by the Bank Credit Facility.

                  "Bank Facility Interest Rate" means, as of any date of determination, the rate of interest, including the applicable spread, that would be applicable to six month "Eurodollar Loan" (as defined in the 1996 Credit Agreement) under the 1996 Credit Agreement made on such date (or, in the event the 1996 Credit Agreement is not in effect on such date, on the last day that the 1996 Credit Agreement was in effect, as determined by Company in good faith ) minus three and one half percent (3.5%).

                  "Borrower" means Company and any other person designated as a "Borrower" under Senior Indebtedness.

                  "Change in Ownership" means, with respect to any person, any sale, transfer or issuance or series of sales, transfers and/or issuances of voting capital stock of such person which results in any other person or any group of persons (as the term "group" is used under the Securities Exchange Act of 1934), other than other holders of the capital stock of such person as of the date hereof, owning more than fifty percent (50%) of the voting capital stock outstanding at the time of such sales, transfers or issuances.

                  "Company Net Cash Proceeds" means, with respect to a Fundamental Change or Change in Ownership with respect to Company or any subsidiary of IMS of which Company is a direct or indirect subsidiary, the net cash proceeds therefrom received by Company, or if such net cash proceeds were received by a subsidiary of IMS of which Company is a direct or indirect subsidiary, then the net cash proceeds attributable to the assets or capital stock of Company, as the case may be (measured either by book value determined in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith of the board of directors of such person).

                  "Fundamental Change" means, with respect to any person, (a) any sale or transfer of all or substantially all of the assets of such person and its subsidiaries on a consolidated basis in any transaction or series of transactions (other than sales in the ordinary course of business) and (b) any merger or consolidation to which such person is a party, except for a merger in which such person is the surviving corporation (provided that a merger or other transaction conducted for the sole purpose of changing a person's domicile shall not be considered a Fundamental Change).

                  "Guarantors" means each of IMS, IMS Delaware, IMS Holdco, IMS Cayman, and IMS Hong Kong, and any other person that guarantees the obligations of any Borrower in respect of



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         Senior Indebtedness except that IMS PRC shall be a "Guarantor" only to the extent permitted under the law of the Peoples Republic of China (or any province or other local government body located in the Peoples Republic of China or any political subdivision thereof) after giving effect to any guarantee by, or other obligations of, IMS PRC in respect of the Senior Indebtedness.

                  "Hong Kong Net Cash Proceeds" means, with respect to a Fundamental Change or Change in Ownership with respect to IMS Hong Kong or any subsidiary of IMS of which IMS Hong Kong is a direct or indirect subsidiary, the net cash proceeds therefrom received by IMS Hong Kong, or if such net cash proceeds were received by a subsidiary of IMS of which IMS Hong is a direct or indirect subsidiary, then the net cash proceeds attributable to the assets or capital stock of IMS Hong Kong, as the case may be (measured either by book value determined in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith of the board of directors of such person).

                  "Indebtedness" means, with respect to any person, and without duplication, (i) all indebtedness and other obligations (contingent or otherwise) of such person for borrowed money (other than trade payables incurred in the ordinary course of business (whether or not the same are past due)); (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisitions of property, assets or businesses; (iii) reimbursement obligations and other liabilities (contingent or otherwise) of such person with respect to letters of credit or bankers acceptances; (iv) all obligations or liabilities (continent or otherwise) in respect of leases of such person that are required, in conformity with generally accepted accounting principles, to be accounted for as capital leases; (v) all obligations of such person (contingent or otherwise) with respect to foreign exchange contracts, currency exchange agreements, interest rate swaps, collars, caps or other protection agreements; (vi) all direct or indirect guaranties or similar agreements by such person in respect of obligations of another person that would constitute "Indebtedness" hereunder; (vii) indebtedness of the types described in clauses (i) through (vi) secured by a mortgage, pledge, lien or other encumbrance existing on property that is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person, and (viii) all amendments, modifications, renewals, extensions, increases, refundings, refinancings and replacements of any of the foregoing.

                  "Related Senior Subordinated Notes" means, collectively, the Senior Subordinated Note, dated of even date herewith, in the original principal amount of $16,300,000 made by IMS Hong Kong, and the Senior Subordinated Promissory Note, in the original principal amount of $1,700,000 made by IMS, each made payable to the order of Maxtor.

                  "Reorganization Proceedings" means any voluntary or involuntary liquidation or dissolution of, or any bankruptcy, reorganization, insolvency, receivership, assignment for the benefit of creditors or similar proceeding relating to, Company, any other Borrower or any Guarantor.



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                  "Senior Indebtedness" means, without duplication, the
         principal of, premium, if any, and interest (including all interest accruing subsequent to the commencement of any Reorganization Proceedings, whether or not a claim for post-petition interest is allowable as a claim in any such Reorganization Proceeding) and fees, costs, expenses and other amounts accrued or due in connection with (i) all Indebtedness of Company, any other Borrower and any Guarantor in respect of the Bank Credit Facility or Interest Rate Protection Agreements referred to therein; (ii) all other Indebtedness of Company, any other Borrower or any Guarantor with respect to which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related documents to which Company, any other Borrower or any Guarantor is a party) expressly provides that the same is "Senior Indebtedness" for purposes of this Agreement; and (iii) all amendments, renewals, extensions, increases, refundings and refinancings of the Indebtedness described in clause (i); provided that
         (w) the aggregate Indebtedness referred to in clause (i) shall not exceed $50,000,000; (x) the aggregate Indebtedness and contingent obligations referred to in clause (ii) shall not constitute Senior Indebtedness to the extent including the same would cause the aggregate principal amount plus commitments outstanding under Senior Indebtedness, including the Bank Credit Facility, to exceed $50,000,000; (y) the instrument creating or evidencing Senior Indebtedness other than the Bank Credit Facility may not contain any limitations on the payment of the Indebtedness under this Agreement or the Related Senior Subordinated Notes that are more restrictive than those provided for in the Bank Credit Facility, and (z) the instrument creating or evidencing Senior Indebtedness other than the Bank Credit Facility may contain limitations on the ability of the holders of such other Senior Indebtedness to exercise any of the rights otherwise given to holders of Senior Indebtedness under the Subordination Agreement. Notwithstanding anything to the contrary herein, Senior Indebtedness shall not include (a) any Indebtedness of Company, any other Borrower or any Guarantor to any of its Affiliates, or (b) any Indebtedness in respect of those certain $12,500,000 Junior Subordinated Promissory Notes to be made by IMS, in the aggregate original principal amount of $12,500,000 (the "Subordinated Notes").

                  "1996 Credit Agreement" means that certain Credit Agreement to be entered into by and among IMS, IMS Delaware, IMS Holdco, Company, IMS Hong Kong, IMS PRC, the lenders parties thereto and Chemical Bank as administrative agent and collateral agent for such lenders, as amended or modified from time to time.

         [The remainder of the page has been intentionally left blank.]

         IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of Company as of the date first above written.


                                              IMS INTERNATIONAL MANUFACTURING
                                              SERVICES (THAILAND) LIMITED


                                              By_______________________________

                                              Title_____________________________

                                              Address:




                                              By_______________________________

                                              Title_____________________________

                                              Address:

                                   SCHEDULE A
                     TO SENIOR SECURED PROMISSORY AGREEMENT

                                  ALLOCATION OF
                             AVAILABLE IPO PROCEEDS

        AVAILABLE IPO
       PROCEEDS (PRIOR
        TO PAYMENT OF
         BANK CREDIT     PAYABLE TO BANK
          FACILITY)*     CREDIT FACILITY**   PAYABLE TO MAXTOR  PAYABLE TO IMS
      ----------------   -----------------   -----------------  --------------
      $30,000,000              10                  12                 8
       35,000,000              10                  15                10
       40,000,000              10                  19                11
       45,000,000              10                  20                15
       50,000,000              10                  20                20

* In the event the Available Offering Proceeds from the IPO (prior to payment of the Bank Credit Facility) are (i) less than $30,000,000, then the Available IPO Proceeds payable to Maxtor and IMS shall be reduced on a pro rata basis; (ii) greater than $50,000,000, then the Available IPO Proceeds payable to IMS shall be increased by such excess amount; (iii) in between two of the amounts set forth above, then the Available IPO Proceeds payable to Maxtor and IMS shall be interpolated accordingly (until Maxtor is paid in full).

** In the event the Available IPO Proceeds payable to the Bank Credit Facility are greater than or less than $10,000,000, then the Available IPO Proceeds payable to Maxtor and IMS shall be decreased or increased, as applicable, on a pro rata basis (until Maxtor is paid in full).